EUROPEAN MICRO HOLDINGS, INC.

EXHIBIT 11.01     STATEMENT RE: COMPUTATION OF EARNINGS

The calculation of earnings per share is detailed in the table below:

                                                   THREE MONTHS ENDED
                                                      SEPTEMBER 30,
                                                 ------------------------
                                                      2000        1999

EARNINGS

Net income (loss) (in thousands)                      $(68)       $207

WEIGHTED AVERAGE NUMBER OF SHARES

Outstanding common stock during the period       4,933,900   4,933,900
Contingently issuable shares                        68,054      85,107

BASIC WEIGHTED AVERAGE NUMBER OF SHARES          5,001,954   5,019,007
Effect of dilutive stock options and other               -         995
contingent shares

DILUTED WEIGHTED AVERAGE NUMBER OF SHARES        5,001,954   5,020,002

Basic earnings (loss) per share                     $(0.01)      $0.04

Diluted earnings per share (loss per share)         $(0.01)      $0.04


During the three-month period-ended September 30, 2000, the Company issued warrants and options to purchase 1,185,000 shares of its common stock at exercise prices ranging from $4.55 to $10.00. The above dilutive earnings per share calculations exclude the effect of warrants and options to purchase 1,185,000 and 339,000 shares of common stock for the three-month period ended September 30, 2000 and 1999, respectively, at exercise prices ranging from $4.55 to $12.00 and $9.1875 to $12.00, respectively, because they were anti-dilutive. Also, see Note 5 to the Consolidated Condensed Financial Statements related to contingently issuable shares related to an acquisition. The effect of contingent shares related to the guaranteed earn-out amount not paid at the closing of the Sunbelt acquisition and the effect of satisfactory completion of part of the second contingent earn-out has been included in the above basic earnings per share calculations. The effect of contingent shares related to the first earn-out of American Micro is not included, as such payment was paid in cash in March 2000. The effect of contingent shares related to second earn-out of American Micro is not included, as the amount of such contingent shares to be issued is unable to be determined. Also see Notes 10 and 13.